Exhibit 10.3

EXECUTION VERSION

TERM LOAN AGREEMENT

dated as of

September 25, 2007

among

AMERICAN DENTAL PARTNERS, INC.,

as Borrower

THE LENDING INSTITUTIONS NAMED HEREIN,

as Lenders

and

KBCM BRIDGE LLC,

as the Sole Lead Arranger, Sole Syndication Agent

and Administrative Agent

$100,000,000 Term Loan Facility

Exhibit A	Form of Note
Exhibit B	Form of Notice of Continuation or Conversion
Exhibit C-1	Form of Subsidiary Guaranty
Exhibit C-2	Form of Pledge and Security Agreement
Exhibit D-1	Form of Solvency Certificate
Exhibit D-2	Form of Closing Date Certificate
Exhibit E	Form of Assignment Agreement
Exhibit F	Form of Intercreditor Agreement

Schedule 1	Lenders and Term Loans
Schedule 6.1	Subsidiaries
Schedule 6.20	Management Service Agreements
Schedule 8.3	Liens
Schedule 8.4	Indebtedness
Schedule 8.5	Investments

THIS TERM LOAN AGREEMENT, dated as of September 25, 2007, among the following:

(i) AMERICAN DENTAL PARTNERS, INC., a Delaware corporation (the “Borrower”);

(ii) the lending institutions from time to time party hereto (each a “Lender” and collectively, the “Lenders”); and

(iii) KBCM Bridge LLC, Delaware limited liability company, as a Lender, sole lead arranger, sole syndication agent, sole bookrunner and administrative agent (in such capacity as administrative agent, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, pursuant to a Stock Purchase Agreement dated August 30, 2007 (“Metro Acquisition Agreement”), among the Borrower, Metropolitan Dental Holdings, Inc., a Delaware corporation (the “Target”), the selling stockholders listed in the Metro Acquisition Agreement and Metro Dentalcare, PLC, the Borrower agreed to acquire all outstanding stock of the Target (the “Metro Acquisition”);

WHEREAS, the Borrower desires to obtain from the Lenders a senior secured term loan facility to finance the Metro Acquisition and repay certain amounts outstanding under the Revolving Credit Agreement (as defined below);

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to make available to the Borrower the credit facility provided for herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND TERMS

Section 1.1. Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Acquisition” shall mean and include (whether in one transaction or a series of transactions) (i) any acquisition on a going concern basis (whether by purchase, lease or otherwise) of any facility and/or business or business unit operated by any person that is not a Subsidiary of the Borrower, (ii) acquisitions of a majority of the outstanding equity or other similar interests in any such person (whether by merger, stock purchase or otherwise), (iii) the affiliation with a dental group through the acquisition of selected assets consistent with the past practices of the Borrower and (iv) any transaction in which the Borrower or any Subsidiary enters into a Management Service Agreement or any similar agreement or affiliation. For purposes of this Agreement, the Metro Acquisition is an Acquisition.

“Additional Security Document” shall have the meaning provided in Section 7.11(a).

“Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum quoted on Reuter’s page LIBOR01 (or any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market), at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, divided (and rounded to the nearest one hundredth of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that in the event that the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the average (rounded to the nearest ten thousandth of 1%) of the rates at which Dollar deposits of $5,000,000 are offered to the Reference Banks in the London interbank market at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 10.9.

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with such person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A person shall be deemed to control a second person if such first person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second person or (ii) to direct or cause the direction of the management and policies of such second person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (x) a director, officer or employee of a person shall not, solely by reason of such status, be considered an Affiliate of such person; and (y) neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the Borrower or any other Credit Party or any of their respective Subsidiaries.

“Agreement” shall mean this Term Loan Agreement, as the same may be from time to time modified, amended, restated or supplemented.

“Anti-Terrorism Law” shall mean the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Lending Office” shall mean, with respect to each Lender, the office or offices designated by such Lender to the Administrative Agent as such Lender’s lending office or offices for purposes of this Agreement.

“Applicable Margin” shall mean:

(i) Initially, until changed hereunder in accordance with the following provisions, the Applicable Margin shall be (A) 0.50 basis points for Base Rate Loans, and (B) 1.25 basis points for Eurodollar Loans; and

(ii) Commencing on the 90th day following the Closing Date and each 90 days thereafter, the Applicable Margin shall be increased by 0.50 basis points over the Applicable Margin then in effect.

“Approved Fund” shall mean a fund that is administered or managed by a Lender or an Affiliate of a Lender.

“Arranger” shall mean KBCM LLC, together with its successors and assigns, in its capacity as the sole lead arranger.

“Asset Sale” shall mean the sale, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of the Borrower or any Subsidiary) by the Borrower or any Subsidiary to any person of any of their respective assets, provided that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, and (ii) any Event of Loss.

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit E hereto.

“Authorized Officer” shall mean any of the following officers of the Borrower: the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Vice-President-Planning and Investment or the Treasurer or any other officer of the Borrower performing a function similar to any of the foregoing that is acceptable to the Administrative Agent.

“Bankruptcy Code” shall have the meaning provided in Section 9.1(h)(i).

“Base Rate” shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of (i) the rate of interest established by KeyBank in Cleveland, Ohio, from time to time, as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; and (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum.

“Base Rate Loan” shall mean that portion of the Term Loans bearing interest at a rate based upon the Base Rate.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the incurrence of Loans consisting of one Type of Loan, by the Borrower from all of the Lenders on a pro rata basis on the Closing Date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day that shall be in the city in which the Payment Office is located a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given as a dividend, return of capital or other distribution in respect of the Borrower’s or any Subsidiary’s capital stock or other equity interest.

“Capital Lease” as applied to any person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that person.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Cash Equivalents” shall mean any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii) Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than three months from the date of acquisition;

(iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short- term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A-2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 90 days after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(vii) investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(viii) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).

“Cash Proceeds” shall mean, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower or any Subsidiary from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall occur if:

(i) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Borrower’s Board of Directors (together with any new directors (x) whose election by the Borrower’s Board of Directors was, or (y) whose nomination for election by the Borrower’s shareholders was (prior to the date of the proxy or consent solicitation relating to such nomination), approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), shall cease for any reason to constitute a majority of the directors then in office; or

(ii) any person or group (as such term is defined in Section 13(d)(3) of the 1934 Act), shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the 1934 Act) of more than 40%, on a fully diluted basis, of the economic or voting interest in the Borrower’s capital stock.

“Charges” shall have the meaning provided in Section 11.22.

“CIP Regulations” shall have the meaning provided in Section 10.11 hereof.

“Claims” shall have the meaning set forth in the definition of “Environmental Claims.”

“Closing Date” shall mean the date upon which the conditions specified in Section 5.1 are satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean any collateral covered by any Security Document.

“Confidential Information” shall have the meaning provided in Section 11.14(b).

“Consideration” shall mean, in connection with any Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases and Synthetic Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

“Consolidated Depreciation and Amortization Expense” shall mean, for any period, all depreciation and amortization expenses of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period; plus (A) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Expense, (iv) non-cash charges relating to stock option expenses taken in accordance with FAS 123R, and (v) extraordinary and other non-recurring non-cash losses and charges; less (B) gains on sales of assets and other extraordinary gains and other non-recurring gains; all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that, notwithstanding anything to the contrary contained herein, the Borrower’s Consolidated EBITDA for any Testing Period shall (x) include the appropriate financial items for any person or business unit that has been acquired by the Borrower for any portion of such Testing Period prior to the date of acquisition (but excluding anticipated operating synergies), and (y) exclude the appropriate financial items for any person or business unit that has been disposed of by the Borrower, for the portion of such Testing Period prior to the date of disposition, in the case of clauses (x) and (y), subject to the Administrative Agent’s reasonable discretion and supporting documentation acceptable to the Administrative Agent.

“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the net income of the Borrower or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that which is capitalized, that which is attributable to Capital Leases or Synthetic Leases and the pre-tax equivalent of dividends payable on Redeemable Stock) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements.

“Consolidated Net Income” shall mean for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Net Worth” shall mean at any time for the determination thereof all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Borrower as at such date, provided that in no event shall Consolidated Net Worth include any amounts in respect of Redeemable Stock.

“Consolidated Net Rent Expense” shall mean, for any period, the total amount of rent or similar obligations required to be paid during such period by the Borrower or any of its Subsidiaries in respect of Operating Leases, as determined on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, but only to the extent such rent or similar obligations are not reimbursed to the Borrower or any of its Subsidiaries pursuant to the terms of a Management Service Agreement.

“Consolidated Total Debt” shall mean the sum (without duplication) of all Indebtedness of the Borrower and of each of its Subsidiaries, all as determined on a consolidated basis.

“Continue,” “Continuation” and “Continued” each refers to a continuation of Eurodollar Loans for an additional Interest Period as provided in Section 2.2.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type, pursuant to Section 2.2 or 2.6(b).

“Credit Documents” shall mean this Agreement, the Intercreditor Agreement, the Notes, the Subsidiary Guaranty, the Security Documents and the Fee Letter.

“Credit Event” shall mean the initial incurrence of the Term Loans and each Conversion or Continuation thereof.

“Credit Party” shall mean any of the Borrower and each Subsidiary Guarantor.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Hedge Agreement” shall have the meaning provided in the Revolving Credit Agreement.

“Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any United States territory or possession.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), (b) an Affiliate of a Lender (other than a Defaulting Lender), (c) an Approved Fund, and (d) any other person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Engagement Letter” shall have the meaning provided in Section 5.1(u).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA), that together with the Borrower or a Subsidiary, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary being or having been a general partner of such person.

“Eurodollar Loan” shall mean each portion of the Term Loan bearing interest at a rate based on the Adjusted Eurodollar Rate.

“Event of Default” shall have the meaning provided in Section 9.1.

“Event of Loss” shall mean, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 90 days after the occurrence of such destruction or damage, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a Leasehold, the termination or expiration of such Leasehold.

“Excluded Subsidiary” shall mean American Dental Partners of Ohio, Inc., a Delaware corporation.

“Exemption Certificate” shall have the meaning provided in Section 4.4(b).

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean the Fee Letter, dated as of August 30, 2007, from the Administrative Agent and accepted and agreed to by the Borrower.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.1, together with any other fees payable pursuant to this Agreement or any other Credit Document.

“Financial Projections” shall have the meaning provided in Section 6.7(b).

“Fixed Charge Coverage Ratio” shall mean, for any Testing Period, the ratio of (a) the sum of (i) Consolidated EBITDA and (ii) Consolidated Net Rent Expense to (b) the sum of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Maintenance Capital Expenditures, (iv) scheduled or mandatory repayments or prepayments (excluding voluntary repayments or prepayments of any Loans without a corresponding permanent reduction of the applicable commitments) or redemptions of the principal of Indebtedness and the stated or liquidation value of Redeemable Stock (including required reductions in committed credit facilities), (v) without duplication of any amount included under the preceding clause (iv), scheduled payments representing the principal portion of Capitalized Leases and Synthetic Leases, (vi) the aggregate amount of Capital Distributions made by the Borrower, if any, (vii) the aggregate amount of Share Repurchases made by the Borrower, if any, and (viii) Consolidated Net Rent Expense, in each case on a consolidated basis for the Borrower and its Subsidiaries for such Testing Period; provided that, notwithstanding anything to the contrary contained herein, the Borrower’s Fixed Charge Coverage Ratio for any Testing Period shall (x) include the appropriate financial items for any person or business unit that has been acquired by the Borrower for any portion of such Testing Period prior to the date of acquisition (but excluding anticipated operating synergies), and (y) exclude the appropriate financial items for any person or business unit that has been disposed of by the Borrower, for the portion of such Testing Period prior to the date of disposition, in the case of clauses (x) and (y), subject to the Administrative Agent’s reasonable discretion and supporting documentation acceptable to the Administrative Agent.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty Obligations” shall mean as to any person (without duplication) any obligation of such person guaranteeing any Indebtedness (“primary Indebtedness”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent, (a) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (d) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof; provided, however, that the Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness (or stated portion thereof) in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Hazardous Materials” shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” shall mean (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates, and (ii) any currency swap agreement, forward currency purchase agreement or similar agreement or arrangement designed to protect against fluctuations in currency exchange rates.

“Indebtedness” of any person shall mean without duplication: (i) all indebtedness of such person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such person; (iv) the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances; (vi) all Indebtedness of a second person secured by any Lien on any property owned by such first person, whether or not such indebtedness has been assumed; (vii) all Capitalized Lease Obligations of such person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such person; (ix) all obligations of such person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such person under Hedge Agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) the stated value, or liquidation value if higher, of all Redeemable Stock of such person; and (xiii) all Guaranty Obligations of such person (without duplication under clause (vi)); provided, however that (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; and (y) the Indebtedness of any person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such person is a general partner) to the extent such person is liable thereon as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such person is not liable thereon.

“Insurance Subsidiary” shall mean Edgewater Indemnity Company, a Vermont corporation.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date of this Agreement, to be entered into between the Administrative Agent on behalf of the Lenders and the Revolving Credit Facility Agent on behalf of the lenders under the Revolving Credit Agreement, substantially in the form of Exhibit F hereto.

“Interest Period” shall mean, with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by the Borrower, provided that (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Maturity Date; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to a Base Rate Loan effective as of the expiration date of such current Interest Period.

“Investment” shall mean: (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of any of the capital stock or other equity interest of any other person (other than a person that is, or after giving effect to such purchase or acquisition would be, a Subsidiary Guarantor), including any partnership or joint venture interest in such person; or (ii) any loan or advance to, guarantee or assumption of debt or purchase or other acquisition of any other debt of, any person (other than a person that is, or after giving effect to such loan, advance or capital contribution would be, a Subsidiary Guarantor), by the Borrower or any of its Subsidiaries.

“KeyBank” shall mean KeyBank National Association, a national banking association, together with its successors and assigns.

“Leaseholds” of any person means all the right, title and interest of such person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall have the meaning provided in the first paragraph of this Agreement, and shall include any Lender that becomes a party hereto pursuant to Section 11.4(c).

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender in violation of the requirements of this Agreement to make available its portion of the Term Loans or (ii) a Lender having notified the Administrative Agent that it does not intend to comply with the obligations under Section 2.1, in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Lender Register” shall have the meaning provided in Section 11.15.

“Leverage Ratio” shall mean, for any Testing Period, the ratio of (i) Consolidated Total Debt to (ii) Consolidated EBITDA, in each case on a consolidated basis for the Borrower and its Subsidiaries for such Testing Period.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” or “Loans” shall mean any Base Rate Loan or Eurodollar Loan.

“Maintenance Capital Expenditures” shall mean, for any period, any Consolidated Capital Expenditures made by the Borrower or any of its Subsidiaries that are necessary to maintain the existing operations of the Borrower and its Subsidiaries on an ongoing basis and incurred during such period.

“Management Service Agreement” shall have the meaning provided in Section 6.20.

“Management Service Agreement Termination Event” shall mean, with respect to any Management Service Agreement, the occurrence of any event that allows any party to such Management Service Agreement the right to terminate such Management Service Agreement.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition, or prospects of, the Borrower or the Borrower and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Borrower or any other Credit Party to perform any of its obligations under the Credit Documents to which it is a party; (iii) any material adverse effect on the ability of the Borrower and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Credit Documents to which it is a party.

“Maturity Date” shall mean the earlier of (i) September 24, 2008 or (ii) the date the Obligations are accelerated pursuant to Section 9.2.

“Maximum Rate” shall have the meaning provided in Section 11.22.

“Metro Acquisition” shall have the meaning provided in the First Recital.

“Metro Acquisition Documents” shall have the meaning provided in the First Recital, together with the other documents executed and delivered in connection therewith.

“Minimum Borrowing Amount” shall mean, with respect to Base Rate Loans, $250,000, with minimum increments thereafter of $50,000, and with respect to Eurodollar Loans, $1,000,000, with minimum increments thereafter of $100,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean an employee benefit plan, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” shall mean, with respect to: (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state, and local taxes paid or reasonably estimated to be payable by such person, as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Asset Sale and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale, (B) amounts of any distributions payable to holders of minority interests in the relevant person or in the relevant property or assets and (C) incremental federal, state and local income taxes paid or payable as a result thereof; and (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and local taxes paid or reasonably estimated to be payable by such person, as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, (B) amounts of any distributions payable to holders of minority interests in the relevant person or in the relevant property or assets and (C) incremental federal, state and local income taxes paid or payable as a result thereof.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Note” shall have the meaning provided in Section 2.4(d).

“Notice of Continuation or Conversion” shall have the meaning provided in Section 2.2(b).

“Notice Office” shall mean the office of the Administrative Agent at Key Center, 127 Public Square, Cleveland, Ohio 44114, Attention: KCIB Healthcare Group (facsimile: (216) 689-8329), or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may designate to the Borrower from time to time.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether such interest and fees are allowed claims in such proceeding).

“Operating Lease” as applied to any person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that person.

“Payment Office” shall mean the office of the Administrative Agent at Key Center, 127 Public Square, Cleveland, Ohio 44114, Attention: KCIB Healthcare Group (facsimile: (216) 689-8329), or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may designate to the Borrower from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean and include any Acquisition as to which all of the following conditions are satisfied:

(i) such Acquisition (A) involves a line or lines of business that are complementary to the lines of business in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Closing Date, and (B) involves a person or a line or lines of business that are located and operated in the United States;

(ii) during fiscal year 2007, the Borrower would, after giving effect to such Acquisition, on a pro forma basis, have $15,000,000 in Post-Acquisition Liquidity;

(iii) beginning in fiscal year 2008, the aggregate Consideration for such Acquisition, when added together with the aggregate Consideration for all other Permitted Acquisitions made during the same fiscal year as such Acquisition, shall not exceed $30,000,000;

(iv) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(v) the Borrower would, after giving effect to such Acquisition, on a pro forma basis, be in compliance with the financial covenants set forth in Section 8.7;

(vi) at least five Business Days prior to the completion of such Acquisition (other than an acquisition of patient records in which the aggregate consideration is less than $500,000), the Borrower shall have delivered to the Administrative Agent and the Lenders (A) in the case of any Acquisition in which the aggregate Consideration to be paid is in excess of $3,000,000, a certificate of an Authorized Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 8.7 on a pro forma basis, and (B) in the case of any Acquisition in which the aggregate Consideration is in excess of $7,500,000, historical financial statements relating to the business or person to be acquired, financial projections relating to the Borrower and its Subsidiaries after giving effect to such Acquisition and such other information as the Administrative Agent may reasonably request; and

(vi) any Management Service Agreement entered into by the Borrower or any of its Subsidiaries in connection with such Acquisition is collaterally assignable to the Administrative Agent without the consent of any party to such Management Service Agreement, subject to any restrictions under applicable law.

“Permitted Lien” shall mean any Lien permitted by Section 8.3.

“Permitted Prepayment Amount” shall mean an amount equal to $106,943.

“person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other entity or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, that is maintained or contributed to by (or to which there is an obligation to contribute by) the Borrower, or a Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Post-Acquisition Liquidity” shall have the meaning given to such term in the Revolving Credit Agreement.

“Prepaid Subordinated Indebtedness” shall have the meaning provided in the Revolving Credit Agreement.

“primary Indebtedness” shall have the meaning provided in the definition of “Guaranty Obligations.”

“primary obligor” shall have the meaning provided in the definition of “Guaranty Obligations.”

“Prohibited Transaction” shall mean a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any person shall mean all of the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds.

“Redeemable Stock” shall mean with respect to any person any capital stock or similar equity interests of such person that: (i) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the Maturity Date; or (ii) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the Maturity Date, other than any such repurchase or retirement occasioned by a “change of control” or similar event.

“Reference Banks” shall mean (i) KBCM and (ii) any other Lender or Lenders selected as a Reference Bank by the Administrative Agent.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the directors, officers, employees, agents and advisors of such person and of such Affiliate.

“Reportable Event” shall mean an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsections .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, when there are two or fewer Lenders, 100% of the Lenders, and at all other times, such number of Non-Defaulting Lenders whose outstanding Term Loans constitute more than 50% of the sum of the total outstanding Term Loans of Non-Defaulting Lenders.

“Restricted Payment” shall mean (i) any Capital Distribution, (ii) any Share Repurchase, (iii) any amount paid in redemption (including any mandatory redemption or optional redemption), retirement, repurchase, direct or indirect, of any Subordinated Indebtedness, or (iv) the exercise of any right of legal defeasance or covenant defeasance or similar right with respect to any Subordinated Indebtedness.

“Revolving Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of February 22, 2005, among the Borrower, the lending institutions named therein as lenders and KeyBank, as a letter of credit issuer, lead arranger and administrative agent, as amended through the Closing Date, and as the same may from time to time be further amended in accordance with the terms of the Intercreditor Agreement.

“Revolving Credit Facility Agent” shall mean KeyBank.

“Sale and Lease-Back Transaction” shall mean any arrangement with any person providing for the leasing by the Borrower or any Subsidiary of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such person.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Security Agreement” shall have the meaning provided in Section 5.1(d).

“Security Documents” shall mean the Security Agreement, and each other document pursuant to which any Lien or security interest (i) is granted by any Credit Party to the Administrative Agent or (ii) is perfected, in each case as security for any of the Obligations.

“Senior Notes” shall mean one or more debt or equity securities to be issued and sold by the Borrower in a private placement pursuant to an underwriting agreement or purchase agreement in customary form or a loan agreement or other definitive documentation in customary form, the proceeds of which will be applied to refinance the Loans.

“Share Repurchase” shall mean the purchase, acquisition, repurchase, redemption or retirement by the Borrower or any of its Subsidiaries of any issued and outstanding capital stock or other equity interests of the Borrower or any of its Subsidiaries.

“Standard Permitted Liens” shall mean the following:

(i) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary and do not secure any Indebtedness;

(iii) Liens created by this Agreement or the other Credit Documents;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.1(g);

(v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi) Leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries, or (B) a Material Adverse Effect;

(viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) permitted pursuant to this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and

(ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

“Subordinated Indebtedness” shall mean any Indebtedness that has been subordinated to the Obligations in such manner and to such extent as the Administrative Agent (acting on instructions from the Required Lenders) may require.

“Subsidiary” of any person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time or in which the Borrower, one or more other subsidiaries of the Borrower or the Borrower and one or more subsidiaries of the Borrower, directly or indirectly, has the power to direct the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing, an Excluded Subsidiary shall not be deemed a Subsidiary of the Borrower hereunder unless or until such Excluded Subsidiary is required to become a Subsidiary Guarantor pursuant to Section 7.10. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Subsidiary that is a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” shall have the meaning provided in Section 5.1(d).

“Synthetic Lease” shall mean any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for Federal income tax purposes.

“Target” shall have the meaning provided in the First Recital.

“Taxes” shall have the meaning provided in Section 4.4(a).

“Term Loan” shall have the meaning provided in Section 2.1.

“Testing Period” shall mean for any determination a single period consisting of the four consecutive fiscal quarters of the Borrower then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of Ohio.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“United States” and “U.S.” each means United States of America.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “through and including.”

Section 1.3. Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing.

ARTICLE II.

AMOUNT AND TERMS OF LOANS

Section 2.1. Loans. Subject to and upon the terms and conditions herein set forth, the Lenders shall make term loans (each a “Term Loan” and, collectively, the “Term Loans”) in the aggregate principal amount of $100,000,000 as set forth on Schedule I hereto, which Term Loans: (i) shall only be incurred on the Closing Date; (ii) shall be made as a Borrowing consisting of one Type of Loan; (iii) once prepaid or repaid, may not be reborrowed; (iv) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars; and (v) shall be repaid in accordance with Section 4.2.

Section 2.2. Continuation or Conversion of Loans.

(a) Continuations and Conversions. The Borrower may, in accordance with the provisions set forth in this Section and subject to the other terms and conditions of this Agreement, (i) Convert all or a portion of the outstanding principal amount of Loans of one Type into another Type of Loans that can be made pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period, provided that (A) any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans, (B) Base Rate Loans may only be Converted into Eurodollar Loans if no Default under Section 9.1(a) or Event of Default is in existence on the date of the Conversion unless the Required Lenders otherwise agree, and (C) Base Rate Loans may not be Converted into Eurodollar Loans during any period when such Conversion is not permitted under Section 2.6.

(b) Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below, which notice shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, 12:00 noon (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, 12:00 noon (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery of an Authorized

Officer of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the date of the Continuation or Conversion (which shall be a Business Day), (B) the Loans to be Continued or Converted, and (C) in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c) Minimum Borrowing Amount. At the commencement of each Interest Period for any Eurodollar Loan, such Borrowing shall not be less than the Minimum Borrowing Amount. No partial Conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto.

(d) Maximum Borrowings. More than one Borrowing may be Converted or Continued on any day, provided that (i) if there are two or more Borrowings on a single day that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than ten Borrowings of Eurodollar Loans outstanding hereunder.

(e) Notice to Lenders. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of (i) each proposed Conversion or Continuation, (ii) such Lender’s proportionate share thereof or participation therein and (iii) the other matters covered by the Notice of Continuation or Conversion relating thereto.

Section 2.3. Term Loans to be Made Pro Rata. The obligation of each Lender to make its portion of the Term Loans hereunder is a several and not joint obligation. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make its portion of the Term Loans hereunder and that each Lender shall be obligated to make its portion of the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its obligation to make its portion of the Term Loans.

Section 2.4. Evidence of Obligations.

(a) Loan Accounts of Lenders. The Obligations of the Borrower owing to each Lender hereunder shall be evidenced by, and each Lender shall maintain in accordance with its usual practice, an account or accounts established by such Lender, which account or accounts shall include the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Loan Accounts of Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof, and the Interest Period and applicable interest rate if such Loan is a Eurodollar Loan, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.4(a) and (b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay or prepay the Loans or any such other amounts in accordance with the terms of this Agreement.

(d) Notes. Upon request of any Lender, the Borrower’s obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”), provided that the decision of any Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender. Any Note issued by the Borrower to a Lender shall: (i) be executed by the Borrower; (ii) be payable to the order of such Lender and be dated as of the Closing Date (or in the case of any Note issued in connection with an Assignment Agreement, the effective date of such Assignment Agreement); (iii) be payable in the principal amount of Loans evidenced thereby; (iv) mature on the Maturity Date; (v) bear interest as provided in Section 2.5 in respect of the Base Rate Loans or Eurodollar Loans, as the case may be, evidenced thereby; (vi) be subject to mandatory prepayment as provided in Section 4.2; and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

Section 2.5. Interest.

(a) Interest on Base Rate Loans. During such periods as a Loan is a Base Rate Loan, it shall bear interest at a fluctuating rate per annum that shall at all times be equal to the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time for such Loan.

(b) Interest on Eurodollar Loans. During such periods as a Loan is a Eurodollar Loan, it shall bear interest at a rate per annum that shall at all times during an Interest Period therefor be the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for such Interest Period plus the Applicable Margin in effect from time to time for such Loan.

(c) Default Interest. Notwithstanding the above provisions, if a Default under Section 9.1(a) or Event of Default is in existence, all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time pursuant to Section 2.5(a). If any amount (other than the principal of and interest on the Loans) payable by the Borrower under the Credit Documents is not paid when due, such amount shall bear interest, payable on demand, at a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time pursuant to Section 2.5(a).

(d) Accrual and Payment of Interest. Interest shall accrue from and including the Closing Date but excluding the date of any prepayment or repayment thereof and shall be payable:

(i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December,

(ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period;

(iii) on the date of any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand; and

(iv) on the Maturity Date.

(e) Computations of Interest. All computations of interest on Eurodollar Loans and other amounts (other than Base Rate Loans) hereunder shall be made on the actual number of days elapsed over a year of 360 days, and all computations of interest on Base Rate Loans hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(f) Information as to Interest Rates. The Administrative Agent upon determining the interest rate for any Borrowing or any change in interest rate applicable to any Borrowing as a result of a change in the Applicable Margin, a change in the Base Rate, the implementation of the default rate or otherwise, shall promptly notify the Borrower and the Lenders thereof, provided that (i) any such change shall be immediately effective as and when such change occurs without regard to when the Administrative Agent provides any such notice, and (ii) the failure of the Administrative Agent to give any such notice shall in no way detract from or affect the obligation of the Borrower to pay interest at the changed rate. If the Administrative Agent is unable to determine the Adjusted Eurodollar Rate for any Borrowing of Eurodollar Loans based on the quotation service referred to in clause (i) of the definition of the term Adjusted Eurodollar Rate, it will promptly so notify the Reference Banks and each Reference Bank will furnish the Administrative Agent timely information for the purpose of determining the Adjusted Eurodollar Rate for such Borrowing. If any one or more of the Reference Banks shall not timely furnish such information, the Administrative Agent shall determine the Adjusted Eurodollar Rate for such Borrowing on the basis of timely information furnished by the remaining Reference Banks.

Section 2.6. Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Adjusted Eurodollar Rate for any Interest Period that, by reason of any changes arising after the Closing Date affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in an amount that such Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves includable in the Eurodollar Rate pursuant to the definition thereof) or (y) other circumstances adversely affecting the London interbank market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any change since the Closing Date in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which such Lender customarily complies or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on or promptly following such date or time and (y) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Continuation or Conversion given by the Borrower with respect to Eurodollar Loans that have not yet been Converted or Continued shall be deemed rescinded by the Borrower or, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender, for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.6(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.6(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.6(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.6(a)(ii) or (iii), cancel said Borrowing, convert the related Notice of Continuation or Conversion into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loans, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such Eurodollar Loan into a Base Rate Loans, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.6(b).

(c) If any Lender shall have determined that after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.6(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.6(c) upon the subsequent receipt of such notice.

(d) Notwithstanding anything in this Agreement to the contrary, (i) no Lender shall be entitled to compensation or payment or reimbursement of other amounts under Section 4.4 for any amounts incurred or accruing more than 270 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such Section, and (ii) no Lender shall demand compensation for any reduction referred to in Section 2.6(c) or payment or reimbursement of other amounts under Section 4.4 if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

Section 2.7. Breakage Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.6(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any of its Eurodollar Loans occurs on a date that is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay or prepay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 2.6(b). Such loss, cost, expense and liability to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the interest rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to effect a Conversion or Continuation, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

Section 2.8. Change of Lending Office; Replacement of Lenders.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.6(a)(ii) or (iii), 2.6(c) or 4.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b) If any Lender requests any compensation, reimbursement or other payment under Sections 2.6(a)(ii) or (iii) or 2.6(c) with respect to such Lender, or if the Borrower is required to pay any additional amount to any Lender or governmental authority pursuant to Section 5.4, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 12.4(c)), all its interests, rights and obligations under this

Agreement to an Eligible Assignee that shall assume such obligations; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 2.7 hereof), and (iii) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 2.6(a)(ii) or (iii) or 2.6(c) with respect to such Lender, or resulting from any required payments to any Lender or governmental authority pursuant to Section 5.4, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Nothing in this Section 2.8 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.6 or 4.4.

ARTICLE III. [RESERVED]

ARTICLE IV.

PAYMENTS

Section 4.1. Voluntary Prepayments. The Borrower shall have the right to prepay the Term Loans, in whole or in part, without premium or penalty (except as specified below), from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Administrative Agent by (i) 12:00 noon (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (ii) 12:00 noon (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans;

(b) in the case of prepayment of any Borrowings, each partial prepayment of any such Borrowing shall be in an aggregate principal amount of at least the Minimum Borrowing Amount applicable thereto;

(c) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, provided that the foregoing limitation shall not apply if such Loans are being prepaid in full;

(d) each prepayment shall be applied pro rata among such Loans; and

(e) each prepayment of Eurodollar Loans pursuant to this Section 4.1 on any date other than the last day of the Interest Period applicable thereto shall be accompanied by any amounts payable in respect thereof under Section 2.7.

Section 4.2. Mandatory Prepayments. The Term Loans shall be subject to mandatory repayment or prepayment in accordance with the following provisions:

(a) Maturity Date. The Borrower shall repay the entire principal amount outstanding of any Loans on the Maturity Date.

(b) [Reserved]

(c) Mandatory Prepayment—Certain Proceeds of Asset Sales. Subject to the terms of the Intercreditor Agreement, if during any fiscal year of the Borrower, the Borrower and its Subsidiaries have received cumulative Cash Proceeds during such fiscal year from one or more Asset Sales (other than any Asset Sale permitted pursuant to Section 8.2(a) or (f)) of at least $500,000, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount, conforming to the requirements as to the amount of partial prepayments contained in Section 4.1, at least equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale, shall be applied as a mandatory prepayment of principal of the outstanding Loans; provided, that (i) if no Default under Section 9.1(a) or Event of Default shall have occurred and be continuing, (ii) the Borrower and its Subsidiaries have scheduled Consolidated Capital Expenditures during the following 12 months, and (iii) the Borrower notifies the Administrative Agent of the amount and nature thereof and of its intention to reinvest all or a portion of such Net Cash Proceeds in such Consolidated Capital Expenditures during such 12 month period, then no such prepayment shall be required to the extent of the amount of such Net Cash Proceeds as to which the Borrower so indicates such reinvestment will take place. If at the end of any such 12 month period any portion of such Net Cash Proceeds has not been so reinvested or upon the occurrence and continuation of an Event of Default, the Borrower will immediately make a prepayment of the principal of the Term Loans, subject to the terms of the Intercreditor Agreement.

(d) Mandatory Prepayment—Certain Proceeds of Equity Sales. Subject to the terms of the Intercreditor Agreement, not later than the Business Day following the date of the receipt by the Borrower or any Subsidiary of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of equity securities by the Borrower or any Subsidiary after the Closing Date (other than (i) any intercompany sale to the Borrower or any Subsidiary, (ii) any sale or issuance to management, employees (or key employees) or directors pursuant to stock option or similar plans for the benefit of management, employees (or key employees) or directors generally or (iii) any sale or issuance to management or employees pursuant to stock purchase plans or similar plans for the benefit of management or employees (or key employees) generally, up to an aggregate amount of $250,000 per fiscal year), the Borrower will prepay the principal of the outstanding Loans, in an aggregate amount, conforming to the requirements as to the amounts of partial prepayments contained in Section 4.1, that is not less than (x) 100% of such net proceeds, or (y) if less, an amount equal to the then aggregate outstanding principal amount of the outstanding Term Loans.

(e) Mandatory Prepayment—Certain Proceeds of Debt Securities. Subject to the terms of the Intercreditor Agreement, not later than the Business Day following the date of the receipt by the Borrower or any Subsidiary of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any Indebtedness incurred after the Closing Date (other than the proceeds of Indebtedness incurred pursuant to Section 8.4), the Borrower will prepay the principal of the outstanding Loans, in an aggregate amount, conforming to the requirements as to the amounts of partial prepayments contained in Section 4.1, that is not less than (x) 100% of such net proceeds, or (y) if less, an amount equal to the then aggregate outstanding principal amount of the outstanding Term Loans.

(f) Mandatory Prepayment—Certain Proceeds of an Event of Loss. Subject to the terms of the Intercreditor Agreement, if during any fiscal year of the Borrower, the Borrower and its Subsidiaries have received cumulative Cash Proceeds during such fiscal year from one or more Events of Loss of at least $500,000, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount, conforming to the requirements as to the amount of partial prepayments contained in Section 4.1, at least equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss, shall be applied as a mandatory prepayment of principal of the Term Loans.

(g) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans required by this Section 4.2, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made, provided that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall be Converted into Base Rate Loans, and (iii) each repayment and prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.7. Any repayment or prepayment of Eurodollar Loans pursuant to this Section 4.2 shall in all events be accompanied by such compensation as is required by Section 2.7.

Section 4.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 12:00 noon (local time at the Payment Office) on the date when due and shall be made at the Payment Office in immediately available funds and in lawful money of the United States of America, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement that are made later than 12:00 noon (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and Fees then due hereunder and an Event of Default is not then in existence, such funds shall be applied (i) first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 4.4. Net Payments.

(a) All payments made by the Borrower hereunder, under any Note or any other Credit Document, shall be made without setoff, counterclaim or other defense. Except as provided for in Section 4.4(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax, imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction under which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note or in such other Credit Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender for taxes imposed on or measured by the net income or profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or Applicable Lending Office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Applicable Lending Office of such Lender is located and for any withholding of income or similar taxes imposed by the United States of America as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence, which request shall be accompanied by a statement from such Lender setting forth, in reasonable detail, the computations used in determining such amounts. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the Lender, evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes agrees to provide to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 11.4 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section 4.4(b)), on the date of such assignment or transfer to such Lender, and from time to time thereafter if required by the Borrower or the Administrative Agent: (i) two accurate and complete original signed copies of Internal Revenue Service Form 1001, 4224, W-8BEN, W-8ECI, W-8EXP or W-8IMY (or successor, substitute or other appropriate forms) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate of withholding from, United States withholding tax with respect to payments to be made under this Agreement, any Note or any other Credit Document, or (ii) if the Lender cannot deliver the appropriate Internal Revenue Service Forms referred to in clause (i) above, (x) a certificate in form and substance satisfactory to the Administrative Agent (any such certificate, an “Exemption Certificate”) and (y) other appropriate documentation certifying to such Lender’s entitlement to a complete exemption from, or reduced rate of withholding from, United States withholding tax with respect to payments of interest to be made under this Agreement, any Note or any other Credit Document. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of the applicable Internal Revenue Service Form, or an Exemption Certificate and related documentation, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, any Note or any other Credit Document, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Exemption Certificate and related documentation, in which case such Lender shall not be required to deliver any such Form or Exemption Certificate and related documentation pursuant to this Section 4.4(b). Notwithstanding anything to the contrary contained in Section 4.4(a), but subject to Section 11.4(c) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and that has not provided to the Borrower such Forms or such Exemption Certificate and related documentation that establish a complete exemption from or reduction in the rate of such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.4(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto (i) if such Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided to the Borrower pursuant to this Section 4.4(b) or (ii) in the case of a payment other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in Section 4.4(a), but subject to Section 11.4(c) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and that has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.4(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto (i) if such Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided to the Borrower pursuant to this Section 4.4(b) or (ii) in the case of a payment other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.4 and except as specifically provided for in Section 12.4(c), the Borrower agrees to pay additional amounts and indemnify each Lender in the manner set forth in Section 5.4(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the previous sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(c) If any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes paid as to which indemnification has been paid by the Borrower pursuant to this Section, it shall promptly remit such refund (including any interest received in respect thereof), net of all actual out-of-pocket costs and expenses; provided, that the Borrower agrees to promptly return any such refund (plus interest) to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority. Any such Lender shall provide the Borrower with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on any Lender to apply for any such refund.

ARTICLE V.

CONDITIONS PRECEDENT

Section 5.1. Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a) Term Loan Agreement. This Agreement shall have been executed by the Borrower, the Administrative Agent and each of the Lenders.

(b) Notes. The Borrower shall have executed and delivered to the Administrative Agent a Note for the account of each Lender that has requested a Note.

(c) Fees, etc. The Borrower shall have paid or caused to be paid all fees required to be paid by it on the Closing Date pursuant to Section 3.1 hereof and all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent that have been invoiced on or prior to such date in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby.

(d) Other Credit Documents. The Credit Parties named therein shall have duly executed and delivered and there shall be in full force and effect, (i) the Subsidiary Guaranty (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Subsidiary Guaranty”), substantially in the form attached hereto as Exhibit C-1, (ii) the Pledge and Security Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Security Agreement”), substantially in the form attached hereto as Exhibit C-2 and (iii) the Intercreditor Agreement, and in each case, shall have satisfied all obligations set forth therein.

(e) Revolving Credit Agreement. The conditions precedent set forth in Section 4.1 of Amendment No. 3 to the Revolving Credit Agreement shall have been (or contemporaneously with the making of the Loans shall be) satisfied, the effect of which is to permit the transactions contemplated in the Credit Documents to occur.

(f) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of the Borrower and each other Credit Party, approving the Credit Documents to which the Borrower or any such other Credit Party, as the case may be, is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by the Borrower or any such other Credit Party of the Credit Documents to which it is or may become a party.

(g) No Material Adverse Effect. There shall not have occurred any event or condition since December 31, 2006, that, in the opinion of the Administrative Agent, has had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries.

(h) Approvals. The Lenders shall have received evidence, in form and substance satisfactory to the Lenders, that all necessary governmental, third-party and other approvals shall have been obtained and be in full force and effect on the Closing Date (including, without limitation, any board of director and shareholder approval, approval under the Hart-Scott Rodino or other similar competition law and any consents required under the Revolving Credit Agreement) and any applicable waiting periods shall have expired without any action being taken or threatened by any applicable authority, which, without limitation, would restrain, prevent or otherwise impose materially adverse conditions on the Metro Acquisition or the Loans.

(i) No Litigation, Suits, Etc. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to materially adversely affect the Metro Acquisition. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect any transaction contemplated hereby or the ability of the Borrower or any other Credit Party under the Credit Documents to perform their respective obligations under the Credit Documents.

(j) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and of each other Credit Party, certifying the names and true signatures of the officers of the Borrower or such other Credit Party, as the case may be, authorized to sign the Credit Documents to which the Borrower or such other Credit Party is a party and any other documents to which the Borrower or any such other Credit Party is a party that may be executed and delivered in connection herewith.

(k) Opinions of Counsel. The Administrative Agent shall have received such opinions of counsel from counsel to the Borrower as the Administrative Agent shall request, each of which shall be addressed to the Administrative Agent and each of the Lenders and dated the Closing Date and shall be in form and substance satisfactory to the Administrative Agent.

(l) Metro Acquisition. Contemporaneously with the incurrence of the Term Loans, the Metro Acquisition shall have been consummated in accordance with the terms and conditions of the Metro Acquisition Documents, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and there shall have been no amendments or other modifications to the such documents, other than those that have been approved by the Administrative Agent in writing or those that could not reasonably be expected to materially adversely affect the rights of the Administrative Agent and/or the Lenders.

(m) Payment of Outstanding Indebtedness, etc. All Indebtedness (other than Indebtedness under the Revolving Credit Agreement) and all Liens or security interests related to any Indebtedness not permitted hereunder, together with all interest, all payment premiums and all other amounts due and payable with respect thereto, shall have been paid in full and the Administrative Agent shall have received all payoff and release letters, UCC termination statements or other instruments or agreements as may be suitable or appropriate in connection with the release of any such Liens, in each case on terms satisfactory to the Administrative Agent.

(n) Recordation of Security Documents, Delivery of Collateral, Taxes, etc. To the extent requested by the Administrative Agent, the Security Documents (or proper notices or financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights and first priority security interests (subject to the Intercreditor Agreement) of the parties thereto and their respective successors and assigns, all collateral items required to be physically delivered to the Administrative Agent under the Security Documents shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issue and delivery of the Notes shall have been paid in full.

(o) Evidence of Insurance. The Administrative Agent shall have received certificates of insurance and other evidence, satisfactory to it, of compliance with the insurance requirements of this Agreement and the Security Documents.

(p) Search Reports. If requested by the Administrative Agent, the Administrative Agent shall have received the results of UCC and other search reports from one or more commercial search firms acceptable to the Administrative Agent, listing all of the effective financing statements and other Liens filed against any Credit Party (i) in the jurisdiction in which each such Credit Party is organized or formed, (ii) in any jurisdiction in which such Credit Party maintains an office or (iii) in any jurisdiction in which any Collateral of such Credit Party is located.

(q) Organizational Documents and Good Standing Certificates. The Administrative Agent shall have received: (i) an original certified copy of the Certificate of Incorporation of the Borrower, and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; (ii) a copy of the Certificate of Incorporation, Certificate of Formation or Certificate of Limited Partnership, as applicable, of each other Credit Party and any and all amendments and restatements thereof, certified by the relevant Secretary of State and certified by the Secretary or Assistant Secretary of each other Credit Party as being true, complete and correct and in full force and effect; (iii) a copy of each Credit Party’s by-laws, agreement of limited partnership or other similar document, as applicable, certified by the Secretary or Assistant Secretary of such Credit Party as being true, complete and correct and in full force and effect; (iv) an original good standing certificate of each Credit Party from the Secretary of State of the state of incorporation or formation, as applicable, dated as of a recent date, listing all charter documents affecting such Credit Party and certifying as to the good standing of such Credit Party; and (v) original certificates of good standing from each other jurisdiction in which each Credit Party is authorized or qualified to do business.

(r) Solvency Certificate. The Administrative Agent shall have received, in sufficient quantities for the Lenders, a duly executed solvency certificate substantially in the form attached hereto as Exhibit D-1, and such certificate shall be satisfactory in form and substance to each of the Lenders.

(s) Borrower’s Closing Certificate. The Administrative Agent shall have received a certificate in the form attached hereto as Exhibit D-2, dated the Closing Date, of an Authorized Officer to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (x) no Default or Event of Default has occurred and is continuing; and (y) all representations and warranties of the Credit Parties contained herein or in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that as to any such representations and warranties that expressly relate to an earlier specified date, such representations and warranties are only represented as having been true and correct in all material respects as of the date when made.

(t) Leverage Ratio. The Borrower shall have provided evidence satisfactory to the Administrative Agent that on the Closing Date and after giving effect to the Metro Acquisition and the Indebtedness to be incurred in connection therewith that the pro forma Leverage Ratio is less than 3.00 to 1.00.

(u) Engagement Letter. The Borrower shall have engaged an investment bank satisfactory to the Arranger to privately place the Senior Notes and shall have and entered into an engagement letter (the “Engagement Letter”) with such investment bank in form and substance satisfactory to the Arranger.

(v) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel or any Lender may reasonably request.

Section 5.2. Conditions Precedent to All Credit Events. The obligation of the Lenders to make or participate in each Credit Event after the Closing Date is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice of Continuation or Conversion, etc. The Administrative Agent shall have received a Notice of Continuation or Conversion meeting the requirements of Section 2.2 with respect to the Continuation or Conversion of a Loan.

(b) No Default; Representations and Warranties. At the time of each Credit Event and after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the applicable conditions specified in Sections 5.1 and/or 5.2, as the case may be, have been satisfied as of the times referred to in Sections 5.1 and 5.2.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Term Loans provided for herein and to continue or convert such Loans from time to time, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 6.1. Corporate Status, etc. Each of the Borrower and its Subsidiaries (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or full force and effect, as applicable, under the laws of the jurisdiction of its organization or formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 6.1 hereto lists, as of the Closing Date, each Subsidiary (and the direct and indirect ownership interest of the Borrower therein).

Section 6.2. Corporate Power and Authority, etc. Each Credit Party has the corporate, partnership or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is party. Each Credit Party has duly executed and delivered each Credit Document to which it is party, and each Credit Document to which it is party constitutes the legal, valid and binding agreement or obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 6.3. No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit to which it is party nor compliance with the terms and provisions thereof (i) will contravene any material provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its material properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other material agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of limited partnership, code of regulations or by-laws, limited partnership agreement or other charter documents of such Credit Party.

Section 6.4. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which any Credit Party is a party, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents.

Section 6.5. Litigation. There are no actions, suits or proceedings pending or, to, the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries (i) that have, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Credit Documents, or of any action to be taken by the Borrower or any of the other Credit Parties pursuant to any of the Credit Documents.

Section 6.6. Use of Proceeds; Margin Regulations.

(a) The proceeds of all Loans shall be utilized solely to pay the purchase price for the Metro Acquisition, to make prepayments under the Revolving Credit Agreement and for other lawful purposes not inconsistent with the requirements of this Agreement.

(b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 6.7. Financial Statements, etc.

(a) The Borrower has furnished to the Lenders and the Administrative Agent complete and correct copies of (i) the audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as of December 31, 2006 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Borrower and its consolidated subsidiaries for the fiscal years then ended, accompanied by the report thereon of PricewaterhouseCoopers or another accounting firm of nationally recognized standing that is reasonably acceptable to the Administrative Agent; and (ii) the condensed consolidated balance sheets of the Borrower and its consolidated subsidiaries as of March 31, 2007 and June 30, 2007 and the related condensed consolidated statements of income and of cash flows of the Borrower and its consolidated subsidiaries for the fiscal period then ended, as included in the Borrower’s Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed with the SEC. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the entities described in such financial statements as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which will involve a Material Adverse Effect. The Borrower and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Borrower or any of its Subsidiaries.

(b) The Borrower has delivered or caused to be delivered to the Lenders prior to the execution and delivery of this Agreement financial projections prepared by management of the Borrower for the Borrower and its Subsidiaries for the fiscal years 2007 through 2009 (the “Financial Projections”). The Financial Projections were prepared on behalf of the Borrower in good faith after taking into account historical levels of business activity of the Borrower and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be pertinent thereto; provided, that (i) no representation or warranty is made as to the impact of future general economic conditions or as to whether the Borrower’s projected consolidated results as set forth in the Financial Projections will actually be realized, and (ii) the Administrative Agent and the Lenders understand that the Financial Projections are subject to uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied.

Section 6.8. Solvency. The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders. The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and the Borrower, as of the Closing Date, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower’s debts; and the Borrower is not entering into the Credit Documents with the intent to hinder, delay or defraud its creditors. For purposes of this Section 6.8, “debt” means any liability on a claim, and “claim” means (x) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 6.9. No Material Adverse Change. Since December 31, 2006, there has been no change in the financial or other condition, business, affairs or prospects of the Borrower and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

Section 6.10. Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. The Borrower and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. The Borrower knows of no proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

Section 6.11. Title to Properties, etc. The Borrower and each of its Subsidiaries has good and marketable title, in the case of real property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens. The interests of the Borrower and each of its Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 7.7, taken as a whole, were sufficient, in the judgment of the Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Borrower and such Subsidiaries.

Section 6.12. Lawful Operations, etc. The Borrower and each of its Subsidiaries: (i) holds all necessary federal, state and local governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business, except to the extent the failure to so hold could reasonably be expected to have a Material Adverse Effect; (ii) is in full compliance with all material requirements imposed by law, regulation or rule, whether federal, state or local, that are applicable to it, its operations, or its properties and assets, including without limitation, applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) conduct their business in compliance with all provisions of the Fair Debt Practices Collection Act and all other applicable federal, state or local laws governing the collection of debts and neither the Borrower nor any of its Subsidiaries is in material violation of any of such laws; and (iv) are in compliance with all federal, state and local privacy laws.

Section 6.13. Environmental Matters.

(a) The Borrower and each of its Subsidiaries is in compliance with all Environmental Laws governing its business, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or that would affect the ability of the Borrower or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of the Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Borrower or any of its Subsidiaries or on any property adjacent to any such Real Property, that are known by the Borrower or as to which the Borrower or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

Section 6.14. Compliance with ERISA. Compliance by the Borrower with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Borrower and each of its Subsidiaries, (i) has fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (ii) has satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or Reportable Event will or could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan and give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Neither the Borrower nor any ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Lenders in writing.

Section 6.15. Intellectual Property, etc. The Borrower and each of its Subsidiaries has obtained or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts, which in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 6.16. Investment Company Act, etc. Neither the Borrower nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Energy Policy Act of 2005, or any applicable state public utility law.

Section 6.17. Insurance. The Borrower and each of its Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in compliance with the terms of the Credit Documents.

Section 6.18. Certain Contracts; Labor Relations. Neither the Borrower nor any of its Subsidiaries (i) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (ii) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (iii) is subject to any strike, slow down, workout or other concerted interruptions of operations by employees of the Borrower or any Subsidiary, whether or not relating to any labor contracts, (iv) is subject to any pending or, to the knowledge of the Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, (v) is subject to any pending or, to the knowledge of the Borrower, threatened, grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (vi) is subject to any pending or, to the knowledge of the Borrower, threatened, strike, labor dispute, slowdown or stoppage, or (vii) is, to the knowledge of the Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.19. True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 6.7), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such person in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by the Borrower is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

Section 6.20. Management Service Agreements.

(a) Schedule 6.20 hereto sets forth each service agreement relating to the affiliation with a professional corporation or other dental group that the Borrower or any of its Subsidiaries is a party to as of the Closing Date (each such service agreement, together with each additional service agreement entered into by the Borrower or any of its Subsidiaries after the Closing Date, and as any of the foregoing may be amended from time to time are referred to herein as a “Management Service Agreement” and collectively, the “Management Service Agreements”). The Borrower has provided the Administrative Agent a true, correct and complete copy of each Management Service Agreement in effect as of the Closing Date.

(b) No Management Service Agreement Termination Event exists under any Management Service Agreement that individually, or when taken together with all other existing Management Service Agreement Termination Events, could reasonably be expected to have a Material Adverse Effect.

(c) Subject to any restrictions under applicable law, except as set forth on Schedule 6.20, all of the Management Service Agreements are freely assignable to third parties and collaterally assignable to the Administrative Agent, for the benefit of the Lenders and the other parties secured under the Security Documents, without the consent of any party to such Management Service Agreement.

Section 6.21. Malpractice Insurance. The senior management of the Borrower and each of its Subsidiaries has concluded, after the exercise of reasonable business judgment, that such entities are not engaged in the practice of dentistry and are not required to maintain malpractice insurance and if such senior management concludes after the Closing Date that such entities are required to maintain malpractice insurance, the Borrower covenants and agrees to, and will require each of its Subsidiaries to, obtain and maintain comprehensive malpractice insurance against bodily injury and death with financially sound and reputable insurance companies in such amounts and against such risks as are usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate.

ARTICLE VII.

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as no Notes remain outstanding and the Term Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Credit Documents, have been paid in full:

Section 7.1. Reporting Requirements. The Borrower will furnish to each Lender and the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, the consolidated and consolidating (by region consistent with the Borrower’s past accounting practices) balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating (by region consistent with the Borrower’s past accounting practices) statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the quarterly accounting periods in each fiscal year of the Borrower, the unaudited consolidated and consolidating (by region consistent with the Borrower’s past accounting practices) balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating (by region consistent with the Borrower’s past accounting practices) statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Borrower by an Authorized Officer of the Borrower, subject to changes resulting from normal year-end audit adjustments.

(c) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in Sections 7.1(a) and (b), a certificate on behalf of the Borrower of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrower proposes to take with respect thereto, which certificate shall set forth (i) the calculations required to establish compliance with the provisions of Section 8.7 and (ii) evidence of pro forma compliance with the financial covenants set forth in Section 8.7 with respect to each Share Repurchase made during the period for which such certificate is being delivered as though such Share Repurchases had occurred at the beginning of such fiscal quarter.

(d) Budgets and Forecasts. Not later than 120 days after the commencement of any fiscal year of the Borrower and its Subsidiaries, consolidated projections and budget in reasonable detail for each of the four fiscal quarters of such fiscal year, and (if and to the extent prepared by management of the Borrower) for any subsequent fiscal years, as approved by the Borrower’s Board of Directors setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

(e) Notice of Default, Litigation, Violation of Material Agreement. Promptly, and in any event within three Business Days after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of

(i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(ii) the commencement of, or any other material development concerning, any litigation, governmental or regulatory proceeding pending against the Borrower or any of its Subsidiaries, or any other event if the same involves any reasonable possibility of having a Material Adverse Effect; or

(iii) the occurrence of any Management Service Agreement Termination Event or the termination of any Management Service Agreement.

(f) ERISA. Promptly, and in any event within 10 days after the Borrower, any Subsidiary or any ERISA Affiliate knows of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate on behalf of the Borrower of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC,

a Plan participant or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Plan; (iv) the institution of any steps by the Borrower or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $1,000,000; (v) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (vi) that a Plan has an Unfunded Current Liability exceeding $1,000,000; (vii) any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability; or (ix) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

(g) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of the Borrower or any of its Subsidiaries obtains actual knowledge thereof, notice of one or more of the following environmental matters: (i) any pending or threatened material Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Borrower or any of its Subsidiaries that (A) results in material noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Borrower’s or such Subsidiary’s response thereto and, to the extent reasonably ascertainable, the potential exposure in dollars of the Borrower and its Subsidiaries with respect thereto.

(h) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that the Borrower or any of its Subsidiaries files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms).

(i) Annual and Quarterly Reports, Proxy Statements and other Reports Delivered to Stockholders Generally. Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that the Borrower furnishes to its stockholders generally.

(j) Auditors’ Internal Control Comment Letters, etc. Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Borrower and/or any of its Subsidiaries that is submitted to the Borrower by its independent accountants in connection with any annual or interim audit made by them of the books of the Borrower or any of its Subsidiaries.

(k) Other Information. Promptly, but in any event within 10 Business Days upon request therefor, such other information or documents (financial or otherwise) relating to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request from time to time.

Section 7.2. Books, Records and Inspections. Subject to Section 11.14, the Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower or such Subsidiaries, as the case may be, in accordance with GAAP; and (ii) permit, upon at least two Business Days’ notice to the Chief Financial Officer of the Borrower, officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever’s possession (but only to the extent the Borrower or such Subsidiary has the right to do so to the extent in the possession of another person), to examine the books of account of the Borrower and any of its Subsidiaries, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders may request.

Section 7.3. Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower and its Subsidiaries at the date hereof, and (ii) forthwith upon any Lender’s written request, furnish to such Lender such information about such insurance as such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by an Authorized Officer of the Borrower.

(b) The Borrower will, and will cause each of its Subsidiaries that is a Credit Party to, at all times keep their respective property that is subject to the Lien of any Security Document insured in favor of the Administrative Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower or any such Subsidiary) (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as an additional loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured as its interests may appear), (ii) shall state that such insurance policies shall not be canceled, reduced or expire without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Administrative Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Administrative Agent and the Lenders, (iv) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to or deposited with the Administrative Agent, and (v) shall provide that the interests of the Administrative Agent shall not be invalidated by an act or negligence of the Borrower or any Subsidiary or any person having an interest in any facility owned, leased or used by the Borrower or any of its Subsidiaries nor by occupancy or use of any facility owned, leased or used by the Borrower or any Subsidiary for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to any facility owned, leased or used by the Borrower or any Subsidiary. The Borrower shall deliver to the Administrative Agent contemporaneously with the expiration or replacement of any policy of insurance required to be maintained by this Agreement a certificate as to the new or renewal policy. The Borrower shall advise the Administrative Agent promptly upon the cancellation, reduction or amendment of any policy. If requested to do so by the Administrative Agent at any time, the Borrower shall deliver copies of all insurance policies maintained by it as required by this Agreement. The Administrative Agent shall deliver copies of any certificates of insurance to a Lender upon such Lender’s reasonable request.

(c) If the Borrower or any of its Subsidiaries shall fail to maintain any insurance in accordance with this Section 7.3, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation), upon prior written notice to the Borrower, to procure such insurance and the Borrower agrees to reimburse the Administrative Agent on demand, for all actual costs and expenses of procuring such insurance.

Section 7.4. Payment of Taxes and Claims. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law.

Section 7.5. Corporate Franchises. The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority, provided that nothing in this Section 7.5 shall be deemed to prohibit any transaction permitted by Section 8.2.

Section 7.6. Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements, thereto, to the extent and in the manner customary for companies in similar businesses.

Section 7.7. Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply, in all material respects, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not have, and that would not be reasonably expected to have, a Material Adverse Effect.

Section 7.8. Compliance with Environmental Laws. Without limitation of the covenants contained in Section 7.7 hereof,

(a) The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and an adverse outcome in such proceedings is not reasonably expected to have a Material Adverse Effect.

(b) The Borrower will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws that are not permitted under Section 8.3.

(c) Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except for such noncompliance as would not have, and that would not be reasonably expected to have, a Material Adverse Effect.

(d) If required to do so under any applicable order of any Governmental Authority, the Borrower will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that the Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

(e) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time after the Lenders receive notice under Section 7.1(g) for any Environmental Claim involving potential expenditures by the Borrower or any of its Subsidiaries in excess of $500,000 in the aggregate for any Real Property, the Borrower will provide, at its sole cost and expense, an environmental site assessment report concerning any such Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or a remedial action in connection with any Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and the Borrower shall grant and hereby grants, to the Administrative Agent and the Lenders and their agents, access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s expense.

Section 7.9. Fiscal Years, Fiscal Quarters. The Borrower shall not change its or any of its Subsidiaries’ fiscal years or fiscal quarters (other than the fiscal year or fiscal quarters of a person that becomes a Subsidiary, made at the time such person becomes a Subsidiary to conform to the Borrower’s fiscal year and fiscal quarters).

Section 7.10. Certain Subsidiaries to Join in Subsidiary Guaranty.

(a) In the event that at any time after the Closing Date (x) the Borrower creates, holds, acquires or at any time has any Subsidiary (other than the Excluded Subsidiary or the Insurance Subsidiary and other than a Foreign Subsidiary as to which Section 7.10(b) applies) that is not a party to the Subsidiary Guaranty, or (y) an Event of Default shall have occurred and be continuing and the Borrower has any Subsidiary (other than the Insurance Subsidiary) that is not a party to the Subsidiary Guaranty, the Borrower will immediately, but in any event within 5 Business Days, notify the Administrative Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section. The Borrower will, within 15 days following request therefor from the Administrative Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a joinder supplement, reasonably satisfactory in form and substance to the Administrative Agent, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (ii) if such Subsidiary is a corporation, resolutions of the Board of Directors of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement, or if such Subsidiary is not a corporation, such other evidence of the authority of such Subsidiary to execute such joinder supplement as the Administrative Agent may reasonably request. Notwithstanding the foregoing, in the event the Excluded Subsidiary shall cease to be an inactive Subsidiary or shall acquire any material assets or liabilities, the Borrower will immediately, and in any event within 5 Business Days, notify the Administrative Agent in writing of such event, referring specifically to the rights of the Administrative Agent and the Lenders under this Section. The Borrower will, within 15 days following request therefor from the Administrative Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause the Excluded Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a joinder supplement, reasonably satisfactory in form and substance to the Administrative Agent, duly executed by the Excluded Subsidiary, pursuant to which the Excluded Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (ii) such other evidence of the authority of the Excluded Subsidiary to execute such joinder supplement as the Administrative Agent may reasonably request.

(b) Notwithstanding the foregoing, (i) the Borrower shall not, unless the Administrative Agent otherwise notifies the Borrower in writing, be required to pledge its stock or other equity interests in the Insurance Subsidiary, and (ii) the Borrower shall not, unless an Event of Default shall have occurred and be continuing, be required to pledge (or cause to be pledged) more than 65% of the stock or other equity interests in any first tier Foreign Subsidiary, or any of the stock or other equity interests in any other Foreign Subsidiary, or to cause a Foreign Subsidiary to join in the Subsidiary Guaranty or to become a party to the Security Agreement or any other Security Document, if (x) to do so would subject the Borrower to liability for additional United States income taxes by virtue of Section 956 of the Code in an amount the Borrower considers material, and (y) the Borrower provides the Administrative Agent with documentation, including computations prepared by the Borrower’s internal tax officer, its independent accountants or tax counsel, reasonably acceptable to the Required Lenders, in support thereof.

Section 7.11. Additional Security; Further Assurances.

(a) In the event that at any time after the Closing Date

(i) the Borrower or any Subsidiary acquires, or a person that has become a Subsidiary owns or holds, an interest in assets, stock, securities or any other property or interest, located in the United States or arising out of business conducted in or from the United States, that is not at the time included in the Collateral and is not subject to a Permitted Lien securing Indebtedness, the Borrower will notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section, or

(ii) an Event of Default shall have occurred and be continuing and the Borrower or any Subsidiary at any time owns or holds an interest in any assets, stock, securities or any other property or interest, located within or outside of the United States or arising out of business conducted from any location within or outside the United States, that is not at the time included in the Collateral and is not subject to a Permitted Lien securing Indebtedness, subject to Section 7.10(b) hereof, the Borrower will, or will cause such Subsidiary (other than the Insurance Subsidiary, and with respect to the Excluded Subsidiary, subject to the last two sentences of Section 7.10(a)) to, within 30 days, grant the Administrative Agent for the benefit of the Secured Creditors (as defined in the Security Documents) security interests and mortgages or deeds of trust, pursuant to an “Additional Security Document”) or joinder in any existing Security Document, in such assets, interests or properties of the Borrower or any Subsidiary, subject to obtaining any required consents from third parties (including third party lessors and co-venturers) necessary to be obtained for the granting of a Lien on the interests or assets involved (with the Borrower hereby agreeing to use its reasonable best efforts to obtain such consents), provided that notwithstanding the foregoing, the Borrower need not notify the Administrative Agent under this Section 8.11(a) of any Leasehold that is acquired or held by the Borrower or any Subsidiary unless the same involves a nominal or bargain purchase price option.”

(b) Each Additional Security Document: (i) shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent, which documentation shall in the case of Real Property owned in fee be accompanied by a Phase I environmental reports or assessments, a mortgage policy of title insurance (subject to a standard survey exception), and other supporting documentation requested by and reasonably satisfactory in form and substance to the Administrative Agent; and (ii) shall constitute a valid and enforceable perfected Lien upon the interests or properties so included in the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens except Permitted Liens or otherwise agreed by the Administrative Agent at the time of perfection thereof and (in the case of Real Property or interests therein) such other encumbrances as may be set forth in the mortgage policy, if any, relating to such Additional Security Document which shall be delivered to the Administrative Agent together with such Additional Security Document and which shall be satisfactory in form and substance to the Administrative Agent and the Administrative Agent. The Borrower, at its sole cost and expense, will cause each Additional Security Document or instruments related thereto to be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens created thereby required to be granted pursuant to the Additional Security Document, and will pay or cause to be paid in full all taxes, fees and other charges payable in connection therewith. Furthermore, the Borrower shall cause to be delivered to the Administrative Agent such opinions of local counsel, appraisals, title insurance, surveys, environmental assessments, consents of landlords, lien waivers from landlords or mortgagees and other related documents as may be reasonably requested by the Administrative Agent or any other Agent in connection with the execution, delivery and recording of any Additional Security Document, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent or any other Agent may reasonably require. If at any time the Administrative Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.

(d) The Borrower will if requested by any Lender at any time, in order to meet any legal requirement applicable to such Lender, provide to the Administrative Agent and the Lenders, at the sole cost and expense of the Borrower, appraisals and other supporting documentation relating to any mortgage or deed of trust delivered as an Additional Security Document hereunder, as specified by any Lender, meeting the appraisal and other documentation requirements of the Real Estate Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, or any other legal requirements applicable to any Lender, which in the case of any such appraisal shall be prepared by one or more valuation firms of national standing, acceptable to the Required Lenders, utilizing appraisal standards satisfying such Amendments, Act or other legal requirements.

(e) The Borrower will promptly upon request of the Administrative Agent obtain, and will maintain in effect, waivers from landlords and mortgagees having any interest in any Real Property on which any items of Collateral are located, in form and substance reasonably acceptable to the Administrative Agent.

Section 7.12. Casualty and Condemnation.

(a) The Borrower will promptly (and in any event within 10 days) furnish to the Administrative Agent and the Lenders written notice of any Event of Loss involving any property included in the Collateral that is reasonably believed to be in excess of $250,000.

(b) If any Event of Loss results in Net Cash Proceeds (whether in the form of insurance proceeds, a condemnation award or otherwise), a portion or all of which is required to be applied as a prepayment of the Loans or to the rebuilding or restoration of any affected property pursuant to Section 4.2, the Administrative Agent is authorized to collect such Net Cash Proceeds and, if received by any Credit Party, the Borrower will pay, or will cause any applicable Credit Party to pay, over such Net Cash Proceeds to the Administrative Agent.

Section 7.13. Most Favored Covenant Status. If any Credit Party at any time after the Closing Date, issues or guarantees any Indebtedness in an aggregate amount exceeding $5,000,000 (to the extent, if any, that any such Credit Party is permitted to do so under Section 8.4 hereof) pursuant to a loan agreement, credit agreement, note purchase agreement, indenture, guaranty or other similar instrument, which agreement, indenture, guaranty or instrument, includes affirmative or negative business or financial covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that are applicable to any Credit Party, other than those set forth herein or in any of the other Credit Documents, the Borrower shall promptly so notify the Administrative Agent and the Lenders and, if the Administrative Agent shall so request by written notice to the Borrower (after a determination has been made by the Required Lenders that any of the above-referenced documents or instruments contain any such provisions, that either individually or in the aggregate, are more favorable to the holders of such unsecured Indebtedness than any of the provisions set forth herein), the Borrower, the Administrative Agent and the Lenders shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Administrative Agent and the Required Lenders, into this Agreement and, to the extent necessary and reasonably desirable to the Administrative Agent and the Required Lenders, into any of the other Credit Documents, all at the election of the Administrative Agent and the Required Lenders.

Section 7.14. Senior Debt. The Borrower will at all times ensure that (i) the claims of the Lenders in respect of the Obligations of the Borrower will not be subordinate to, and will in all respects rank senior to the claims of every unsecured creditor of the Borrower, and (ii) any Indebtedness of the Borrower that is subordinated in any manner to the claims of any other creditor of the Borrower will be subordinated in like manner to such claims of the Lenders.

Section 7.15. Management Service Agreements.

(a) The Borrower and each of its Subsidiaries shall comply in all respects with all of their material obligations under each Management Service Agreement and shall promptly enforce and diligently pursue all of their material rights under each Management Service Agreement.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, ensure that each Management Service Agreement entered into on or after the Closing Date is in substantially the same form as previously delivered to the Administrative Agent and shall not enter into, or permit any of its Subsidiaries to enter into, any amendment or other modification to any Management Service Agreement that results in such Management Service Agreement not being in substantially the same form as the form of Management Service Agreement previously delivered to the Administrative Agent; provided, however, that the Borrower and its Subsidiaries shall be permitted to make non-material amendments or other modifications to any Management Service Agreement so long as such amendment or other modification does not materially adversely affect (i) the Lenders or any of their rights under the Credit Documents or (ii) any of the Collateral or any of the Lenders’ rights in or to any of the Collateral.

ARTICLE VIII.

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as no Notes remain outstanding and the Term Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Credit Documents, have been paid in full:

Section 8.1. Changes in Business. Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries, would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the Closing Date.

Section 8.2. Consolidation, Merger, Acquisitions, Asset Sales, etc. The Borrower will not, and will not permit any Subsidiary to, (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any Acquisition, (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except that the following shall be permitted:

(a) Certain Intercompany Mergers, etc. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted: (i) the merger, consolidation or amalgamation of any Domestic Subsidiary with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation; (ii) the merger, consolidation or amalgamation of any Domestic Subsidiary with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; and (iii) the transfer or other disposition of any property by the Borrower to any Subsidiary Guarantor or by any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

(b) Acquisitions. The Borrower or any Subsidiary Guarantor may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied;

(c) Permitted Dispositions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for such transaction represents fair value (as determined by any Authorized Officer of the Borrower), and at least 90% of such consideration consists of cash; (ii) the cumulative aggregate consideration for all such transactions completed during any fiscal year does not exceed $1,000,000; (iii) in the case of any such transaction involving consideration in excess of $500,000, at least five Business Days prior to the date of completion of such transaction the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed on behalf of the Borrower by an Authorized Officer of the Borrower, which certificate shall contain (1) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated purchase price or other consideration for such transaction, and (2) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction, and (iv) contemporaneously with the completion of such transaction the Borrower prepays its Loans as and to the extent required by Section 4.2 hereof;

(d) Leases. The Borrower or any of its Subsidiaries may enter into leases of property or assets not constituting Acquisitions in the ordinary course of business, provided such leases are not otherwise in violation of this Agreement;

(e) Capital Expenditures: The Borrower and it Subsidiaries shall be permitted to make any Consolidated Capital Expenditures permitted pursuant to Section 8.7; and

(f) Permitted Investments. The Borrower and it Subsidiaries shall be permitted to make and dispose of the investments permitted pursuant to Section 8.5.

Section 8.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with or without recourse to the Borrower or any of its Subsidiaries, other than for purposes of collection of delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except that the foregoing restrictions shall not apply to:

(a) Standard Permitted Liens: Standard Permitted Liens;

(b) Existing Liens, etc.: Liens (i) granted under the Revolving Credit Agreement, (ii) in existence on the Closing Date that are listed, and the Indebtedness secured thereby and the property subject thereto on the Closing Date described, in Schedule 8.3, and (iii) in the case of each of (i) and (ii), arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(c) Purchase Money Liens: Liens (i) that are placed upon fixed or capital assets, acquired, constructed or improved by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness permitted by Section 8.4(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; and

(d) Liens on Acquired Properties: any Lien (i) existing on any fixed assets prior to the acquisition thereof by the Borrower or any Subsidiary, or existing on any property or asset of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary; provided that (A) such Lien secures Indebtedness permitted by Section 8.4(c), (B) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, (C) such Lien shall not attach or apply to any other property or assets of the Borrower or any Subsidiary, and (D) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets.

Section 8.4. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Subsidiaries, except:

(a) Credit Documents: Indebtedness incurred under this Agreement and the other Credit Documents;

(b) Existing Indebtedness: The Indebtedness (i) incurred under the Revolving Credit Agreement in an aggregate outstanding principal amount not to exceed $130,000,000, (ii) set forth on Schedule 8.4 hereto, and (iii) in the case of both (i) and (ii), any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof or a reduction of more than 10% in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice);

(c) Certain Priority Debt: To the extent not permitted by the foregoing clauses, (i) Indebtedness consisting of Capital Lease Obligations of the Borrower and its Subsidiaries, (ii) Indebtedness consisting of obligations under Synthetic Leases of the Borrower and its Subsidiaries, (iii) Indebtedness secured by a Lien referred to in Section 8.3(c) or 8.3(d), and (iv) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof or a reduction of more than 10% in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice), provided that (A) at the time of any incurrence thereof after the date hereof, and after giving effect thereto, the Borrower would be in compliance with Section 8.7 hereof and no Default or Event of Default shall have occurred and be continuing or would result therefrom; and (B) the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease, and using the present value, based on the implicit interest rate, in lieu of principal amount, in the case of any Synthetic Lease) of Indebtedness permitted by this clause (c), when taken together with any outstanding Indebtedness permitted by clause (b) above that is represented by a Capital Lease or a Synthetic Lease or that is secured by any Lien, shall not exceed $5,000,000 at any time;

(d) Intercompany Debt: (i) unsecured Indebtedness of the Borrower owed to any Subsidiary Guarantor, provided such Indebtedness constitutes Subordinated Indebtedness; and (ii) unsecured Indebtedness of any Subsidiary Guarantor to the Borrower or to another Subsidiary Guarantor;

(e) Hedge Agreements: Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements;

(f) Guaranty Obligations: any Guaranty Obligations permitted by Section 8.5;

(g) Certain Subordinated Debt. Subordinated Indebtedness incurred in connection with a Permitted Acquisition in an aggregate amount not to exceed $8,000,000 at any time after the Closing Date; and

(h) Other Unsecured Debt: other unsecured Indebtedness of the Borrower to the extent not permitted by any of the foregoing clauses provided that: (i) at the time of any incurrence thereof after the date hereof, and after giving effect thereto, the Borrower would be in compliance with Section 8.7 hereof and no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) the aggregate outstanding principal amount of Indebtedness permitted by this clause (g) shall not exceed $5,000,000 at any time; and (iii) contemporaneously with the receipt of any proceeds from the issuance of such Indebtedness, the Borrower prepays the Loans as and to the extent required by Section 4.2 hereof.

Section 8.5. Investments and Guaranty Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (1) make or commit to make any Investment or (2) be or become obligated under any Guaranty Obligations, except:

(a) the Borrower or any of its Subsidiaries may invest in cash and Cash Equivalents;

(b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c) the Borrower and its Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) investments acquired by the Borrower or any of its Subsidiaries (i) in exchange for any other investment held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, or (ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(e) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business;

(f) to the extent not permitted by the foregoing clauses, Investments existing as of the Closing Date and described on Schedule 8.5 hereto;

(g) any Guaranty Obligations in favor of the Lenders and any other benefited creditors under any Designated Hedge Agreements pursuant to the “Credit Documents” (as defined in the Revolving Credit Agreement);

(h) investments of the Borrower and its Subsidiaries in Hedge Agreements;

(i) existing investments in any Subsidiaries as of the Closing Date, (ii) any additional investments in any Subsidiary Guarantor, and (iii) investments made after the Closing Date in the Insurance Subsidiary, provided that the maximum cumulative amount of all investments made in the

Insurance Subsidiary shall not exceed the aggregate of $10,000,000, provided further that insurance premiums paid by the Borrower or any Subsidiary to the Insurance Subsidiary in the ordinary course of business shall not constitute investments under this Section 8.5;

(j) intercompany loans and advances permitted by Section 8.4(d);

(k) the Acquisitions permitted by Section 8.2;

(l) any unsecured Guaranty Obligation incurred by any Credit Party with respect to Indebtedness of another Credit Party which Indebtedness is permitted under Section 9.4; and

(m) other Investments made after the Closing Date and not permitted pursuant to the foregoing clauses, provided that (i) at the time of making any such Investment no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of all such Investments that are so made pursuant to this clause (m) and outstanding at any time shall not exceed the aggregate of $1,000,000, taking into account the repayment of any loans or advances comprising such Investments.

Section 8.6. Dividends and Other Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b) any Subsidiary may declare and pay or make Capital Distributions to the Borrower or any Subsidiary Guarantor;

(c) the Borrower may declare any pay or make Capital Distributions, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrower is in compliance with the financial covenants set forth in Section 8.7 hereof after giving pro forma effect to each such Capital Distribution, and (iii) the aggregate amount of all Capital Distributions made by the Borrower pursuant to this clause shall not exceed (A) during any fiscal year of the Borrower an amount equal to 50% of the Consolidated Net Income for the most recently completed fiscal year of the Borrower, to the extent positive and (B) $25,000,000 in the aggregate on and after the Closing Date;

(d) the Borrower may make Share Repurchases, provided that (i) prior to or contemporaneously with any such Share Repurchase in excess of $3,000,000, the Borrower shall provide written evidence to the Administrative Agent and the Lenders of compliance on a pro forma basis with the covenants contained in Section 8.7, (ii) no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (iii) the aggregate amount of all such Share Repurchases made in any fiscal year shall not exceed $12,000,000 (the “Annual Share Purchase Limit”) provided that in the event actual Share Repurchases for any fiscal year are less than such amount, 100% of the difference may be carried over to the next fiscal year (the “Share Purchase Carryover”), but not any subsequent fiscal year, provided, further that in any given year, the Annual Share Purchase Limit shall be deemed used before using the Share Purchase Carryover; and

(e) the Borrower and its Subsidiaries may make prepayments of the Prepaid Subordinated Indebtedness provided that at the time any such prepayment is made, (i) such prepayment, when added together with all other prepayments of Prepaid Subordinated Indebtedness, will not exceed the Permitted Prepayment Amount, and (ii) no Default or Event of Default exists or will occur immediately thereafter.

Section 8.7. Financial Covenants.

(a) Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth at any time to be less than the sum of (i) $98,873,000 plus (ii) 50% of Consolidated Net Income (to the extent a positive number) for each fiscal quarter ending after December 31, 2006 plus (iii) 100% of the proceeds of any equity offering (or any debt offering to the extent converted into equity) by the Borrower occurring after December 31, 2006.

(b) Leverage Ratio. The Borrower will not permit the Leverage Ratio for any Testing Period most recently ended to exceed the ratio specified below for such Testing Period:

Testing Period	Leverage Ratio
September 30, 2007	3.75 to 1.00

December 31, 2007	3.75 to 1.00

March 31, 2008	3.75 to 1.00

June 30, 2008	3.75 to 1.00

September 30, 2008	3.50 to 1.00

December 31, 2008	3.50 to 1.00

March 31, 2009	3.50 to 1.00

June 30, 2009	3.25 to 1.00

September 30, 2009	3.25 to 1.00

December 31, 2009 and thereafter	3.00 to 1.00

(c) Fixed Charge Coverage Ratio. The Borrower will not at any time permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1:00.

(d) Consolidated Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make or incur Consolidated Capital Expenditures during any fiscal year of the Borrower in excess of $30,000,000.

Section 8.8. Limitation on Certain Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, or to make loans or advances to the Borrower or any of the Borrower’s other Subsidiaries, or transfer any of its property or assets to the Borrower or any of the Borrower’s other Subsidiaries, or (c) make any Share Repurchases, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 8.3(b) or 8.3(c), (vi) restrictions contained in the agreements relating to the Indebtedness set forth on Schedule 8.4 hereto as in effect on the Closing Date (and any similar restrictions contained in any agreement governing any refinancing or refunding thereof not prohibited by this Agreement), (vii) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 9.4, (viii) restrictions affecting any Foreign Subsidiary under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 8.4, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (ix) any document relating to Indebtedness secured by a Lien permitted by Section 8.3, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other person, and (xi) the Revolving Credit Agreement and the “Credit Documents” (as defined in the Revolving Credit Agreement).

Section 8.9. Prepayments and Refinancings of Other Debt, etc. The Borrower will not, and will not permit any of its Subsidiaries to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of the Borrower or its Subsidiaries that has an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) greater than $1,000,000 (other than the Obligations and intercompany loans and advances among the Borrower and its Subsidiaries); provided that the Borrower or any Subsidiary may refinance or refund any such Indebtedness (other than any Subordinated Indebtedness) if the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) is not increased and the weighted average life to maturity thereof (computed in accordance with standard financial practice) is not reduced by more than 10%; provided further that the Borrower and its Subsidiaries may make prepayments of the Prepaid Subordinated Indebtedness so long as at the time any such prepayment is made, (i) such prepayment, when added together with all other prepayments of Prepaid Subordinated Indebtedness, will not exceed the Permitted Prepayment Amount, and (ii) no Default or Event of Default exists or will occur immediately thereafter.

Section 8.10. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Borrower complies with any applicable legal requirements of the Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement. Nothing in this Section 8.10 shall be construed to prohibit any action otherwise permitted by Section 8.6.

Section 8.11. Plan Terminations, Minimum Funding, etc. The Borrower will not, and will not permit any ERISA Affiliate to, (i) terminate any Plan or Plans so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to the greater of (x) $250,000, or (y) 5% of the Borrower’s Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions that reasonably present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Borrower or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, or (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan.

ARTICLE IX.

EVENTS OF DEFAULT

Section 9.1. Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a) Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans or (ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b) Representations, etc.: any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Certain Negative Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.1, 8.2(ii), 8.10, 8.11, 8.12, 8.13 or 8.14 or Article IX of this Agreement; or

(d) Other Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Credit Document, other than those referred to in Section 9.1(a) or (b) or (c) above, and such default is not remedied within 30 days after the earlier of (i) an officer of the Borrower obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements: the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) having an unpaid principal amount or Capitalized Lease Obligation of $250,000 or greater, and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or (iii) the Borrower shall default in any obligation under the Revolving Credit Agreement; or

(f) Invalidity of Loan Documents. any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Credit Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other person contests in any manner the validity or enforceability of any provision of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(g) Judgments: (i) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $500,000 or more in the aggregate for all such judgments, orders and decrees for the Borrower and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $500,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(h) Bankruptcy, etc.: any of the following shall occur:

(i) the Borrower or any of its Subsidiaries (the Borrower and each of such other Subsidiary, each a “Principal Party”) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or

(ii) an involuntary case is commenced against any Principal Party under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or

(iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Principal Party; or

(iv) any Principal Party commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Principal Party; or

(v) any such proceeding of the type set forth in clause (iv) above is commenced against any Principal Party to the extent such proceeding is consented by such person or remains undismissed for a period of 60 days; or

(vi) any Principal Party is adjudicated insolvent or bankrupt; or

(vii) any order of relief or other order approving any such case or proceeding is entered; or

(viii) any Principal Party suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; or

(ix) any Principal Party makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or

(x) any corporate (or similar organizational) action is taken by any Principal Party for the purpose of effecting any of the foregoing; or

(i) ERISA: (i) any of the events described in clauses (i) through (viii) of Section 7.1(f) shall have occurred; or (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) any such event or events or any such Lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect;

(j) Material Adverse Effect: a Material Adverse Effect shall occur;

(k) Exclusion from Reimbursement Programs: the Borrower or any Subsidiary becomes excluded from any material healthcare reimbursement program;

(l) Senior Notes: failure of the Engagement Letter to be in full force and effect; or

(m) Change of Control: there occurs a Change of Control.

Section 9.2. Acceleration, etc. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a) declare the principal of and any accrued interest in respect of all Term Loans and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or

(b) exercise any other right or remedy available under any of the Credit Documents or applicable law;

provided that, if an Event of Default specified in Section 9.1(h) shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.

Section 9.3. Application of Liquidation Proceeds. Subject to the terms of the Intercreditor Agreement, all monies received by the Administrative Agent or any Lender from the exercise of remedies hereunder or under the other Credit Documents or under any other documents relating to this Agreement shall, unless otherwise required by the terms of the other Credit Documents or by applicable law, be applied as follows:

(a) first, to the payment of all expenses (to the extent not otherwise paid by the Borrower or any of the other Credit Parties) incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, reasonable documented attorneys’ fees, court costs and any foreclosure expenses;

(b) second, to the payment pro rata of interest then accrued on the outstanding Loans;

(c) third, to the payment pro rata of any fees then accrued and payable to the Administrative Agent or any Lender under this Agreement in respect of the Loans;

(d) fourth, to the payment of the principal balance then owing on the outstanding Loans;

(e) fifth, to the payment to the Lenders of any amounts then accrued and unpaid under Sections 2.6, 2.7 and 4.4 hereof, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata;

(f) sixth, to the payment pro rata of all other amounts owed by the Borrower to the Administrative Agent, to any Lender under this Agreement or any other Credit Document, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and

(g) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE X.

THE ADMINISTRATIVE AGENT

Section 10.1. Appointment. Each Lender hereby irrevocably designates and appoints KBMC LLC as Administrative Agent to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes KBMC LLC as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article X are solely for the benefit of the Administrative Agent, and the Lenders, and the Borrower and its Subsidiaries

shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

Section 10.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 10.3.

Section 10.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Credit Document (except for its or such person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any Subsidiary or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 10.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or all of the Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable, as to any matter that, pursuant to Section 11.11, can only be effectuated with the consent of all Lenders, or all Lenders (other than any Defaulting Lender), as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 10.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 10.6. Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Subsidiaries that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 10.7. Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties ratably according to their respective Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Party under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower, provided that no Lender shall be liable to the Administrative Agent or any Related Party for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Party’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent or any Related Party for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.7 shall survive the payment of all Obligations.

Section 10.8. The Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 10.9. Successor Administrative Agent. The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.10. Other Agents. The Lender identified as “Administrative Agent,” “syndication agent,” “Arranger” or “sole bookrunner” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Credit Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 10.11. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereinafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower or any of its Subsidiaries, any of its respective Affiliates or agents, the Credit Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 10.12. USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank), shall deliver to Administrative Agent the certification, or, if applicable, re-certification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations, (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

Section 10.13. Intercreditor and Subordination Agreements. In furtherance and not in limitation of the authorization granted in Section 10.1 hereof, each Lender hereby irrevocably authorizes the Administrative Agent, in connection with this Agreement, to execute and deliver, as the Administrative Agent for and on behalf of such Lender, any intercreditor agreements, including the Intercreditor Agreement, and/or any subordination agreements, and each such Lender shall be bound by the terms of any such intercreditor agreement and/or subordination agreement as if it were an original party thereto.

ARTICLE XI.

MISCELLANEOUS

Section 11.1. Payment of Expenses etc.

(a) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay (or reimburse the Administrative Agent for) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the syndication agent and the Arranger in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Credit Documents and the documents and instruments referred to therein and the syndication of the Loans, including, without limitation, the reasonable fees, disbursements and charges of Jones Day, special counsel to the Administrative Agent, and the charges of Intralinks, Syndtrak or similar services.

(b) The Borrower agrees to pay (or reimburse the Administrative Agent, the Arranger, the Lenders and their Affiliates for) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with any amendment, waiver, consent or other modification of or relating to any of the Credit Documents, including, without limitation, the reasonable fees and disbursements of consultants to, auditors for and Jones Day, special counsel to, the Administrative Agent.

(c) The Borrower agrees to pay (or reimburse the Administrative Agent, the Lenders and their Affiliates for) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Credit Documents or the other documents and instruments referred to therein, including, without limitation, (i) the reasonable fees, disbursements and charges of consultants to, auditors for, and Jones Day, special counsel to, the Administrative Agent, and (ii) the reasonable fees and disbursements of any individual counsel to any Lender (including allocated costs of internal counsel).

(d) Without limitation of the preceding Section 11.1(c), in the event of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of the Borrower or any of its Subsidiaries, the Borrower agrees to pay all costs of collection and defense, including reasonable attorneys’ fees in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

(e) The Borrower agrees to pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified person) to pay such taxes.

(f) The Borrower agrees to indemnify the Administrative Agent, each Lender, and their respective Related Parties and Affiliates (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of

(i) any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other governmental authority having jurisdiction over it, or

(ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, if the Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against the Borrower or any of its Subsidiaries, in respect of any such Real Property, including, in each case, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the person to be indemnified or of any other Indemnitee who is such person or an Affiliate of such person). To the extent that the undertaking to indemnify, pay or hold harmless any person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

Section 11.2. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender

(including, without limitation, by branches, agencies and Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations the Borrower purchased by such Lender pursuant to Section 11.4(c), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.3. Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subparagraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower, to it at 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, Attention: Chief Financial Officer (Telecopier No. (781) 224-4216; Telephone No. (781) 224-0880), with a courtesy copy to Gary A. Wadman, Esq., Baker & Hostetler LLP, 65 East State Street, Suite 2100, Columbus, Ohio 43215 (Telecopier No. (614) 462-2616; Telephone No. (614) 462-2678);

(ii) if to any Credit Party other than the Borrower, to it c/o of American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, Attention: Chief Financial Officer (Telecopier No. (781) 224-4216; Telephone No. (781) 224-0880);

(iii) if to the Administrative Agent, to KBCM Bridge LLC at its Notice Office; and

(iv) if to a Lender, to it at its address (or telecopier number) set forth on Schedule 1 hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.4 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(b) Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone. Notices delivered through electronic communications to the extent provided in subparagraph (c) below, shall be effective as provided in said subparagraph (c).

(c) Electronic Communications. Notices and other communications to the Administrative Agent or any Lender hereunder and required to be delivered pursuant to Sections 7.1(a), (b), (c), (d), (h), (i) and (k) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto.

Section 11.4. Benefit of Agreement.

(a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders (other than any Defaulting Lender), and, provided, further, that any assignment by a Lender of its rights and obligations hereunder shall be effected in accordance with Section 11.4(c).

(b) Participations. Notwithstanding the foregoing, each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to any person (other than a natural person or the Borrower or any of its Affiliates), provided that in the case of any such participation,

(i) the participant shall not have any rights under this Agreement or any of the other Credit Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii) such Lender’s obligations under this Agreement shall remain unchanged,

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv) such Lender shall remain the holder of any Note for all purposes of this Agreement, and

(v) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 2.6 and 2.7 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (w) extend the final scheduled maturity of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in the Term Loan over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Term Loan),

(x) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except strictly in accordance with the terms of the Credit Documents, or (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

(c) Assignments by Lenders. Any Lender may assign all, or if less than all, a fixed portion, of its Loans and its rights and obligations hereunder to one or more Eligible Assignees (so long as after giving effect to each such assignment, except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Term Loans, such Eligible Assignee’s portion of the Term Loans outstanding shall not be less than $1,000,000), each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement, provided that

(i) except in the case (x) of an assignment of the entire remaining amount of the assigning Lender’s portion of the Term Loans or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the portion of the Term Loans outstanding hereunder owed to such Lender, Affiliate or Approved Fund, shall not be less than $1,000,000,

(ii) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the revised allocation of the Term Loans,

(iii) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.4(d) (with appropriate modifications) to the extent needed to reflect the revised allocation of the Term Loans,

(iv) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and, provided further, that such transfer or assignment will not be effective until the Assignment Agreement in respect thereof is recorded by the Administrative Agent on the Lender Register maintained by it as provided herein.

To the extent of any assignment pursuant to this Section 11.4(c) the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned portion of the Term Loans.

At the time of each assignment pursuant to this Section 11.4(c) to a person that is not already a Lender hereunder and that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable an Exemption Certificate) described in Section 4.4(b). To the extent that an assignment of all or any portion of a Lender’s outstanding Obligations pursuant to this Section 11.4(c) would, at the time of such assignment, result in increased costs under Section 2.6 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

Nothing in this Section 11.4(c) shall prevent or prohibit (i) any Lender that is a bank, trust company or other financial institution from pledging its Notes or its portion of the Term Loans to a

Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or its portion of the Term Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section 11.4, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Term Loans under the “Blue Sky” laws of any State.

(e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each person that became a Lender pursuant to an assignment permitted by this Section 11.4 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire the Term Loans for its own account in the ordinary course of such business, provided that subject to the preceding Sections 11.4(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

Section 11.5. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, any Continuation or Conversion of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 11.6. Payments Pro Rata; Sharing of Setoffs, etc.

(a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived in writing its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received. As to any such payment received by the Administrative Agent prior to 1:00 P.M. (local time at the Payment Office) in funds that are immediately available on such day, the Administrative Agent will use all reasonable efforts to distribute such payment in immediately available funds on the same day to the Lenders as aforesaid.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that (i) if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest, and (ii) the provisions of this Section 12.6(b) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Term Loans to any assignee or participant pursuant to Section 11.4, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 11.6(b) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.6(a) and (b) shall be subject to the express provisions of this Agreement that require, or permit, differing payments to be made to Lenders that are not Defaulting Lenders, as opposed to Defaulting Lenders.

(d) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent under such Sections until all such unsatisfied obligations are fully paid.

Section 11.7. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO GOVERNS THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the Court of Common Pleas of Cuyahoga County, Ohio, or of the United States for the Northern District of Ohio, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to Section 11.3, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in Section 11.7(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 11.8. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 11.9. Integration. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

Section 11.10. Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.11. Amendment or Waiver.

(a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and the Administrative Agent, and also signed (or consented to in writing by) the Required Lenders, provided that

(i) no change in, or waiver or other modification otherwise affecting, the amount or time of any scheduled reduction in the Term Loans provided for in Section 3.3(a) to which a Lender shall be entitled, shall be made without the written consent of each Lender;

(ii) no change, waiver or other modification shall:

(A) extend or postpone the Maturity Date or the maturity date provided for herein that is applicable to any Loan, without the written consent of such Lender;

(B) reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender;

(C) reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and

(iii) no change, waiver or other modification termination shall, without the written consent of each Lender (other than a Defaulting Lender) affected thereby,

(A) release the Borrower from any obligations as a guarantor of its Subsidiaries’ obligations under any Credit Document;

(B) release any Credit Party from the Subsidiary Guaranty, except in accordance with a transaction permitted under this Agreement;

(C) release all or any substantial portion of the Collateral;

(D) amend, modify or waive any provision of this Section 11.4 (to the extent such change further restricts assignments thereunder), 11.11, Section 9.3, or Section 11.6 hereof, or any other provision of any of the Credit Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having portions of the Term Loans, is by the terms of such provision explicitly required;

(E) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders; or

(F) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

Any waiver, consent, amendment or other modification with respect to this Agreement given or made in accordance with this Section 11.11 shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b) No provision of Section 10.1 may be amended without the consent of the Administrative Agent.

(c) To the extent the Required Lenders (or all of the Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable, as shall be required by this Section 11.11) waive the provisions of Section 8.2 hereof with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.2 hereof, (i) such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Subsidiary Guaranty or whose stock is pledged pursuant to the Pledge Agreement, such capital stock shall be released from the Pledge Agreement and such Subsidiary shall be released from the Subsidiary Guaranty; and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by them in order to effectuate the foregoing.

Section 11.12. Survival of Indemnities. All indemnities set forth herein including, without limitation, in Section 2.6, 2.7, 4.4, 10.7 or 11.1 shall survive the execution and delivery of this Agreement and the making and repayment of the Term Loans.

Section 11.13. Domicile of Term Loans. Each Lender may transfer and carry its portion of the Term Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under Section 2.6 resulting from any such transfer (other than a transfer pursuant to Section 2.8) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.14. Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of all Confidential Information (as defined below), except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.14, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (5) to any other party to this Agreement, (6) to any other creditor of the Borrower or any other Credit Party that is a direct or intended beneficiary of any of the Credit Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Credit Documents, or any suit, action or proceeding relating to this Agreement or any of the other Credit Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section 11.14, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (9) with the consent of the Borrower, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.14, or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower.

(b) As used in this Section, “Confidential Information” shall mean all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower, provided that in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Notwithstanding anything herein to the contrary, “Confidential Information” shall not include, and the Administrative Agent and each Lender may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. Federal income tax treatment and U.S. Federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure.

(c) Any person required to maintain the confidentiality of Confidential Information as provided in this Section 11.14 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section 11.14 shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Credit Documents.

Section 11.15. Lender Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.15, to maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, the Term Loans made to the Borrower by each of the Lenders and each repayment and prepayment in respect of the principal amount of such portion of the Term Loans of each such Lender. Failure to make any such recordation, or (absent manifest error) any error in such recordation, shall not affect the Borrower’s obligations in respect of such Term Loans. With respect to any Lender, the transfer of any portion of the Term Loans of such Lender and the rights to the principal of, and interest on, any portion of the Term Loans shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Term Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Term Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 11.4(c). The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature that may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.15. The Lender Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 11.16. General Limitation of Liability. No claim may be made by the Borrower, any Lender, the Administrative Agent or any other person against the Administrative Agent or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Credit Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower, each Lender and the Administrative Agent hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.17. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Credit Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.18. Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Credit Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.19. Survival of Representations and Warranties. All representations and warranties herein shall survive the making of the Term Loans, the execution and delivery of this Agreement, the

Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

Section 11.20. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.21. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 11.22. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.23. USA Patriot Act Notification. Each Lender subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Ian H. Brock
Name:	Ian H. Brock
Title:	Vice President, Planning and Investment

KBCM BRIDGE LLC, as a Lender, Sole Lead Arranger, Sole Syndication Agent and Administrative Agent

By:	/s/ Laurie Muller-Girard
Name:	Laurie Muller-Girard
Title:	Vice President

[OTHER SIGNATURE PAGES FOLLOW]

RBS CITIZENS N.A.

By:	/s/ Michael Ouellet
Name:	Michael Ouellet
Title:	Senior Vice President